Modena, September 15, 2021
To:
Ideanomics Inc.
1441 Broadway, Suite #5116
New York, NY, 10018
To the attention of
Alf Poor – Chief Executive Officer
by email
RE: ENERGICA MOTOR COMPANY S.P.A. – FRAMEWORK AGREEMENT
Dear Sirs,
following our recent discussions, we agree with Your proposal and we transcribe in full the text of the proposal letter sent to us, initialed on each page and fully signed at the end by our duly authorized representatives for full acceptance
FRAMEWORK AGREEMENT
BETWEEN
(1)Ideanomics, Inc., a company incorporated under the laws of Nevada having its registered office in New York, 1441 Broadway, Suite 5116, IRS Employer Identification no. 20-1778374I, (the “Bidder”), represented herein by its Chief Executive Officer Alf Poor;
– of the one side –
AND
(2)Energica Motor Company S.p.A., a joint stock company incorporated under the laws of the Republic of Italy, having its registered office in Modena, via Cesare Della Chiesa, no. 150, registered in the ordinary section of the Companies’ Register of Modena under Tax Code, VAT and registration no. 03592550366 (“Energica”), represented herein by its chief executive officer, Livia Cevolini;
AND
(3)CRP Meccanica S.r.l., a limited liability company incorporated under the laws of the Republic of Italy, having its registered office in Modena, via Cesare Della Chiesa, no. 21, registered in the ordinary section of the Companies’ Register of Modena under Tax Code, VAT and registration no. 00782680367 (“CRP Meccanica”), represented herein by its chief executive officer, Franco Cevolini;
AND
(4)Maison ER & Cie S.a., a limited liability company incorporated under the laws of Luxembourg, having its registered office in Luxembourg, 412F Route d’Esch, registered in the ordinary section of the Companies’ Register of Luxembourg under Tax Code, Italian VAT no. 94071610367 (“Maison”), represented herein by its Chairman, Jean-Hugues Doubet;
AND
(5)CRP Technology S.r.l., a limited liability company incorporated under the laws of the Republic of Italy, having its registered office in Modena, via Cesare Della Chiesa, no. 150/C, registered in the ordinary section of the Companies’ Register of Modena under Tax Code, VAT and registration no. 03344960368 (“CRP Technology”), represented herein by its chief executive officer, Franco Cevolini;

AND
(6)Mr. Andrea Vezzani, Italian citizen, born in Modena, on February 28, 1966, resident in Modena, Via Legnano, no. 106, Tax Code VZZNDR66B28F257N (“Vezzani”)
AND
(7)Mr. Giampiero Testoni, Italian citizen, born in Milano, on July 2, 1978, resident in Milan, Via Monte Bianco, no. 40, Tax Code TSTGPR78H02F205M (“Testoni” and, together with CRP Meccanica, Maison, CRP Technology and Vezzani, the “Founders” and each a “Founder”)
– on the other side –
(Ideanomics, Energica and the Founders, collectively, the “Parties” and each a “Party”)
WHEREAS
(A)Energica is a joint stock company whose details are as indicated in paragraph (2) of the Preamble of this agreement and active within the field of the manufacturing and commercialization (both as wholesaler and as retailer) of super-sporty electrical motor-vehicles and related equipment (the “Relevant Business”).
(B)As of the date hereof, the authorized and resolved upon share capital of Energica is equal to euro 306,409,82, subscribed and paid-up for euro 306,409,82, and is divided into no. 30,640,982 ordinary shares without nominal value (the “Shares”), which are admitted to be traded on the AIM Italia, a multilateral trading facility organized and managed by Borsa Italiana (“AIM Italia”).
(C)As of the date hereof the Founders are the full and exclusive owners of no. 13,404,774 common shares of Energica, representing in the aggregate 43,75% of the relevant share capital. In particular:
(i)CRP Meccanica is the full and exclusive owner of no. 10,232,384 shares of Energica, representing 33.4% of the share capital, provided that CRP Meccanica will demerge its shares in Energica to EMCH S.r.l., a newly incorporated company, within 15 October 2021;
(ii)Maison is the full and exclusive owner of no. 880,000 shares of Energica, representing 2.87% of the share capital;
(iii)CRP Technology is the full and exclusive owner of no. 2,091,940 shares of Energica, representing 6.83% of the share capital;
(iv)Vezzani is the full and exclusive owner of no. 100,000 shares of Energica, representing 0.33% of the share capital;
(v)Testoni is the full and exclusive owner of no. 100,000 shares of Energica, representing 0.33% of the share capital;
(collectively, the “Founders Shares”).
(D)Energica issued n. 1.037.400 warrants “Energica 2016-2021“, admitted to trading on the AIM Italia, due to expire on 15 October 2021 (the “Energica Warrants 2016-2021”) which could be exercised between 1st October, 2021 and 15 October, 2021 at a strike price of euro 9.00 and n. 96.153,00 Warrant Negma Tranche #1 at a strike price of euro 2,60, n. 104.166,00 Warrant Negma Tranche #2 at a strike price of euro 2,40, n. 43.478,00 Warrant Negma Tranche #3 at a strike price of euro 2,30 n. 40.000,00 Warrant Negma Tranche #4 at a strike price of euro of 2,50 n. 43.478, Warrant Negma Tranche #5 at a strike price of euro of 2,30 (“Warrants Negma)”. The Warrants Negma are not traded on a regulated or unregulated market.
(E)On 30 March 2021 the shareholders’ meeting of Energica resolved, inter alia, upon the amendment of the by-laws of Energica, providing for the right of the shareholders in possession of the requirements indicated therein to convert their Shares into multiple voting right shares with a voting ratio 1:3 and the features indicated in

Energica by-laws (the “Conversion Right” and the “Class A Shares”), provided that the sale of Shares entitled to the conversion by the Founders within the Offer will extinguish the conversion rights in Class A Shares and that for the remaining Founders Shares the Founders will waive their conversion rights after the Delisting.
(F)All of the Founders Shares are convertible into Class A Shares, whereas no other shareholder of Energica is entitled to convert common shares into Class A Shares.
(G)As of today, Energica has in place a management incentive plan structured as follows (“Founders Stock Option Plan”):

Beneficiary	No. of Shares	Price per Share	Assignment date
Cevolini Franco	50.000	2,00	Sep 2018
Cevolini Livia	50.000	2,00	Sep 2018
Testoni Giampiero	50.000	2,00	Sep 2018
Vezzani Andrea	50.000	2,00	Sep 2018

Cevolini Franco	168.539	1,78	Mar 2021
Cevolini Livia	168.539	1,78	Mar 2021
Testoni Giampiero	168.539	1,78	Mar 2021
Vezzani Andrea	168.539	1,78	Mar 2021
(H)The Bidder is a global company that is driving the sustainability transformation and, following the negotiations occurred with Energica and the Founders, is interested in launching, by acting in concert with the Founders, a voluntary and conditional public tender offer the (“Tender Offer”) over (i) all the Shares traded on AIM Italia and (ii) on no. 2,529,731 of Shares held by CRP Meccanica and no. 2,091,940 shares held by CRP Technology (the “Tender Shares”) (therefore for a whole amount of no. 4,621,671 shares or 15 million euros aggregate purchase price) aimed at obtaining the delisting from AIM Italia (the “Delisting”), with a view to increase and maximize the value of Energica in line with the growth and development goals thereof, including by way of a possible subsequent initial public offering and/or or a business combination with a special purpose acquisition vehicle aimed to the admission to trading, directly or indirectly, of Energica on a Recognised Market (the “IPO”) or, also in light of market condition at that time, other kind of transactions that could reach the above mentioned purposes as shared by the Parties.
(I)On the basis of the foregoing, the Parties intend to regulate the terms and conditions of: (i) the launch of the Tender Offer on the Tender Shares by the Bidder; and (ii) the Delisting, it being understood that the governance of Energica in the event of successful completion of the Tender Offer will be governed by a separate Shareholders Agreement.
Now, therefore, the Parties hereby agree as follows:
TITLE I
– PRELIMINARY PROVISIONS –
1.DEFINITIONS
For the purposes of this agreement, the terms and expressions listed below, when starting with a capital letter, shall have the meaning set out or referred to in this Article 1:

“102 Notice”	means the notice to the market by which the Bidder will disclose its intention to launch the Tender Offer having the content set out by the applicable law provisions.
“Affiliate”	with respect to a Person, any Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person.
“Annexes”	as defined in Paragraph 3.1 of this agreement.
“Article”	any article of this agreement.

“Authorisation”	any act, order, activity and behaviour of whatever Authority having the nature, content or effect of an authorisation, licence or permit in general, howsoever named or described, including, but not limited to, any approval, authorisation, grant, certificate (including energy certificates and fire prevention certificates), licence, permit, resolution, certification, declaration or statement of conformity, enrolment, registration, communication, filing and consent.
“Authority”	any Italian, foreign, in the EU or international, private or public, state, regional, provincial, municipal or local body carrying out legislative, judicial or administrative functions (including independent authorities such as Consob, Italian Competition Authority - AGCM and social security institutions), or executive or arbitral functions, as well as any officer, member, apparatus, office or organ of the same.
“Bidder”	as defined in paragraph (1) of the Preamble of this agreement.
“Bidder Representations and Warranties”	as defined in Article 11 of this agreement.
“Borsa Italiana”	means Borsa Italiana S.p.A. with registered office at Piazza degli Affari 1, Milan.
“Business Day”	any calendar day, excluding (a) Saturdays and Sundays; (b) the days comprised between 1 and 31 August (included) and (c) the other days in which banking institutions are not open to the public in Milan and New York.
“Business Representations and Warranties”	the representations contained in Paragraphs from 1.3 to 1.22 of Annex 7.
“Cash Confirmation Letter”
means the performance guarantee set out by article 37-bis of the Consob Issuers Regulations by which the Confirming Bank irrevocably undertakes, for the Bidder’s interest, to guarantee the payment of the Offer Price for each Shares tendered to the Tender Offer up to a maximum amount equal to the Overall Consideration in case of Bidder’s breach.

“Class A Shares”	as defined in Recital (E) of this agreement.
“Closing”	the payment of the Offer Price to Energica shareholders who have tendered the Tender Shares and the other activities to be carried out on the Closing Date.
“Closing Date”	the date of payment to Energica shareholders who have tendered the Tender Shares, taking into account any reopening of the Tender Offer, also in the context of possible procedures of sell-out and squeeze-out.
“Comfort Letter”	as defined in Paragraph 5.12(d)(iv) of this agreement
“Competing Offer”	as defined in Paragraph 4.2 of this agreement.
“Conditions”	as defined in Paragraph 5.6 of this agreement.
“Consob”	means the Commissione Nazionale per le Società e la Borsa.
“Consob Issuers’ Regulations”	means the regulation implementing the TUF adopted by CONSOB by means of resolution no.11971 of 14 May 1999.
“Control”, “Controlling” and “Controlled”	as defined in accordance with the meaning set forth in article 2359, paragraph 1, no. 1, of the Italian Civil Code.
“Conversion Right”	as defined in Recital (E) of this agreement.
“CRP Meccanica”	as defined in paragraph (3) of the Preamble of this agreement.
“CRP Technology”	as defined in paragraph (5) of the Preamble of this agreement.
“Deductible”	as defined in Paragraph 9.4 of this agreement.
“De Minimis”	as defined in Paragraph 9.4 of this agreement.
“Delisting”	as defined in Recital (H) of this agreement.
“Directorship Agreement”
means the directorship and consultancy agreement to be drafted consistently with the term-sheets attached hereto as Annex 5.12(f)(ii) to be entered into by and between Energica and Livia Cevolini and Andrea Vezzani.

“Employment Agreement”
means each employment agreement to be drafted consistently with the term-sheets attached hereto as Annex 5.12(f)(iii) to be entered into by and between Energica and Livia Cevolini and between Energica and Gianpiero Testoni.

“Energica”	as defined in paragraph (2) of the Preamble of this agreement.
“Energica Shareholders”	means, following completion of the Tender Offer and the Delisting regulated by this agreement, the Bidder and the Founders.

“Energica Warrants 2016-2021”	as defined in Recital (D) of this agreement.
“Confirming Bank”	means an international bank of primary standing to be indicated by the Bidder.
“Founders”	as defined in paragraph (7) of the Preamble of this agreement.
“Founders Representations and Warranties”	means the Representations and Warranties of the Founders of Annex 7.
“Fundamental Representations and Warranties”	the representations contained in Paragraphs 1.1 and 1.2 of Annex 7.
“Indemnifiable Liability”
any Liability that would have not arisen if the Founders Representations and Warranties made under Annex 7 had been true, complete and correct and incurred or arising from any breach of any covenant or agreement made by the Founders in this agreement.

“Indemnity Claim”	as defined in Paragraph 10.1 of this agreement.
“Insured Representations and Warranties”	means the Representations and Warranties from paragraph 1.3 to paragraph 1.22 of Annex 7 of this agreement.
“IPO”	as defined in Recital (F) of this agreement.
“Law”	any law, regulation, decree, directive, convention, order, decision, custom or other source of law or Order, be it at a State, regional, provincial, municipal, local, foreign, international or EU level.
“Liabilities”
means damages (danno emergente), whether or not deriving from a Third Parties’ Claim, within the meaning of Article 1223 of the Italian Civil Code, costs (including reasonable legal costs) and expenses.

“Lock-up Period”	as defined in Paragraph 5.11 of this agreement.
“Maison”	as defined in paragraph (4) of the Preamble of this agreement.
“Maximum Amount”	as defined in Paragraph 9.4 of this agreement.
“Minimum Acceptance Level Condition”	as defined in Paragraph 5.6 of this agreement.
“Order”	any sentence, order, ordinance, decree, decision, judgement, opinion, directive, award, injunction, assessment, payment order or other order from any Authority whatsoever.
“New By-Laws”
means the new by-laws of Energica to be adopted by 5 (five) Business Days from the Delisting pursuant to Paragraph 5.12(d)(ii) and reflecting, to the maximum extent permitted by the applicable Law, the provisions of the Shareholders Agreement.

“Offer Period”	means the period of duration of the Tender Offer to be agreed between the Bidder and Consob, as possibly extended.
“Offer Price”	means the price of euro 3,20 for share, to be offered by the Bidder in the context of the Tender Offer.
“Overall Consideration”	means the total amount to be paid by the Bidder in the event that all the Tender Shares are tendered to the Tender Offer, equal to euro 50,544,016.
“Paragraph”	any paragraph of any Article.
“Parties”	collectively, the Bidder, Energica and the Founders.
“Payment Date”	means each date on which the Offer Price will be paid to Energica shareholders that have tendered their shares to the Tender Offer, including, if applicable, in the context of the squeeze out procedures.
“Person”	any natural or legal person, even if not recognised, and Authority.
“Proceeding”	means any lawsuit, trial, in-court, out-of-court, administrative or arbitration proceeding pending before any Authority or any inspection, preliminary investigation, inquiry and/or assessment by any Authority whatsoever (including civil, criminal, administrative, tax, social-security and labour-law ones).
“Recognised Stock Exchange”	means a regulated or unregulated market managed by Borsa Italiana, Deutsche Börse, Euronext, the London Stock Exchange, the National Association of Securities Dealers Automated Quotations Exchange, or the New York Stock Exchange.
“Relevant Business”	as defined in Recital (A) of this agreement.
“Resigning Directors”	means all the directors of Energica.

“Restriction”	any real or pre-emption right, assignment obligation, option, co-sale right or obligation, or any other limitation (of a legal, judicial or contractual nature) on the transfer, use, enjoyment, fruition or the exercise of any other right on a property (including, with reference to the Shares, voting and profit-sharing rights as well as all the other administrative and property rights attached thereto).
“Shares”	as defined in Recital (B) of this agreement.
“Shareholders Agreement”	means the shareholders agreement attached to this agreement as Annex 5.12(f)(i).
“Tax”	with reference to a Person, any liability, payment obligation or any other tax and administrative obligation of said Person, including any charge, tax, levy (whether direct or indirect), excise tax, duty, burden, withholding tax or contribution (including social security contribution) imposed by any Authority whatsoever (including those due as withholding agent) as well as any interest or penalty in connection thereto.
“Tax Return”	all returns, reports, forms, elections, designations, estimates, filings, information statements or other information required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax
“Tender Offer or Offer”	as defined in Recital (H) of this agreement.
“Tender Shares”	as defined in Recital (H) of this agreement.
“Testoni”	as defined in paragraph (7) of the Preamble of this agreement.
“Third Parties’ Claims”	as defined in Paragraph 10.1 of this agreement.
“Transfer”
any transfer by a deed inter vivos, howsoever made, of equity holdings in the share capital of a company, including, but not limited to, by way of gift, performance of a natural obligation, compulsory sale, datio in solutum, exchange and contribution in kind to companies and, more generally, any agreement the result of which is, either directly or indirectly, the transfer of ownership or in rem rights (pledge or usufruct) or the creation of rights (including pledge and usufruct rights) over equity participations in the share capital of a company or over option rights arising from equity holdings in the share capital of a company. The terms “Transfer (to)”, “Transferor”, “Transferable” shall have a meaning in accordance with the term “Transfer”.

“TUF”	means the Italian consolidated financial act (D.Lgs. no. 58/1998).
“Vezzani”	as defined in paragraph (6) of the Preamble of this agreement.
“Warrants Negma”	as defined in Recital (D) of this agreement.
“W&I Insurance”	means the warranty and indemnity insurance policy entered into between the W&I Insurer and the Bidder, and at the cost of Energica in relation to the Insured Representations and Warranties.
“W&I Insurer”	means Vale the insurer of the W&I Insurance.
2.INTERPRETATION RULES
2.1In this agreement, unless a different intention of the Parties clearly appears from the context:
(a)the definition of any name shall also include all its declensions and the definition of any verb shall also include all its conjugations;
(b)reference to any contract or document shall also be construed as a reference to the recitals and annexes as well as to the amendments, if any, thereof (in particular, any reference to this agreement shall also be construed as a reference to the Recitals and Annexes thereof, which are an integral and essential part thereof and constitute as well a covenant between the Parties);
(c)reference to a Law or a provision thereof shall also be construed as a reference to that Law or provision thereof, as may be subsequently amended or interpreted as well as to any order implementing such Law or provision thereof;
(d)reference to any Person shall include also its successors, transferees or authorised assignees;

(e)the terms provided for in this agreement must be calculated in accordance with Article 155 of the Italian Code of Civil Procedure, unless they are expressed in Business Days, in which case the relevant definition under Article 1 shall apply;
(f)the terms provided for in this agreement for the performance of any of the Parties must be deemed of the essence in the interest of the other Party, pursuant to and for the purposes of Article 1457 of the Italian Civil Code;
(g)the words “including”, “inclusive”, “included” or equivalent words shall be interpreted just by way of an example, and not by limitation;
(h)whenever a provision in this agreement provides for a Party to “cause” (or equivalent words) a Person to perform (or not to perform) a certain act, such provision shall be interpreted as a promise of the fact of the third party (“promessa del fatto del terzo”) pursuant to and for the purposes of Article 1381 of the Italian Civil Code.
(i)the Founders Representations and Warranties granted by the Founders under Article 7, as well as the correspondent indemnity obligation undertaken pursuant to Article 8, constitute, as a whole, an additional deed of covenant for warranty purposes, aimed at contractually allocating certain risks among the Parties, and that – as such – is not subject to the statute of limitations under Article 1495 of the Italian Civil Code; it is also agreed that the provisions concerning insurance under Articles 1892 and 1893 of the Italian Civil Code shall not apply, either directly or by analogy, to such deed of covenant.
3.ANNEXES
3.1The following documents, duly initialled for identification, are enclosed to this agreement (the “Annexes”):
–Annex 5.12(d)(iv): Comfort Letter;
–Annex 5.12(f)(i): Shareholders Agreement;
–Annex 5.12(f)(ii): term sheet Directorship Agreement;
–Annex 5.12(f)(iii): term sheet Employment Agreement;
–Annex 7: Founders Representations and Warranties;
–Annex 15.1: communication addresses;
TITLE II
–TENDER OFFER AND DELISTING –
4.PURPOSE OF THIS AGREEMENT; GOAL OF THE PARTIES
4.1The Parties expressly acknowledge and declare their interest in the launch of the Tender Offer by the Bidder, it being agreed and understood that the Bidder shall act in concert with the Founders for the purpose thereof, pursuant to article 109 of the TUF. As a consequence, the Parties acknowledge that they intend to (i) reasonably cooperate towards the implementation of the steps in order to launch of the Tender Offer aimed at acquiring all the Tender Shares and (ii) achieve the Delisting. Furthermore, the Parties also acknowledge that the Founders, to the extent permissible and practicable, undertake to take all actions in order to implement all the required steps and the launch of the Tender Offer on the terms and conditions set forth in this agreement.
4.2The Founders undertake not to: (i) purchase (or agree to purchase or cause to purchase or cause to agree to purchase) any Shares (or financial instruments giving the right to purchase or subscribe the same Shares), nor to take any long position with reference to the same Shares in the period between the date of this agreement and the Closing Date, provided that, in case of violation of this undertaking, they shall be under the obligation to tender to the Tender Offer the Shares so purchased; and (ii) solicit, directly or indirectly, any competing offer to the Tender Offer pursuant to article 44 of the Consob Issuers’ Regulation (the “Competing Offer”).
4.3The Parties acknowledge and agree that, in case of launch by a third-party, pursuant to article 44 of the Consob Issuers’ Regulation, of a Competing Offer to the Tender Offer, as well as of a raise of the price of such competing offer, the Parties will discuss in good faith for a period of 5 Business Days if, and for what amount, the Bidder will raise the Offer Price of the Tender Offer to top-up the Competing Offer. Failing to reach such agreement, this agreement shall be automatically terminated according to Article 1372 of the Italian Civil Code. It remains understood that, in case a Competing Offer prevails to the Tender Offer upon the last raise required by Consob pursuant to article 44, paragraph 7, of the Consob Issuers’ Regulation, the Parties will still be entitled to terminate this agreement. Energica and the Founders will have no liability whatsoever or other surviving obligation vis-à-vis the Bidder and vice versa, or any of their Affiliates as a result of the above termination or otherwise arising from this agreement and its execution, and the Founders will be entitled to adhere to any Competing Offer or otherwise freely dispose of the Founders Shares at their respective discretion.
5.LAUNCH OF THE TENDER OFFER
102 Notice
5.1The Bidder undertakes, as soon as technically practicable upon execution of this agreement, to publish the 102 Notice in accordance with the terms set forth by the applicable Law. If required by the Bidders, the Founders shall cooperate in good faith to execute the activities needed for the publication of the 102 Notice.
5.2In this respect, as soon as the Tender Offer has been rendered known to the public via the publication of the 102 Notice, Energica shall carry out – and the Founders shall procure that Energica carries out – the activities set forth by article 102, paragraph 2, TUF in connection with the information of Energica employees’ representatives (or, absent the latter, Energica employees).
Filing of the Offering Document
5.3The Bidder undertakes to launch the Tender Offer, filing the Offering Document with Consob, as soon as technically practicable following the publication of the 102 Notice and in any case within 20 days as set out in article 102, paragraph 3, TUF.
5.4Each Party undertakes, to the extent the same is concerned, to cooperate with the Bidder in good faith for the purpose of collecting all the information to be included in the Offering Document pursuant to the applicable Law and for complying with any of Consob and/or Borsa Italiana request to clarify or supplement any information included in the Offering Document or to amend it according to Consob instruction.
5.5The Bidder shall promptly provide in compliance under applicable Law, to Energica and the Founders all drafts of the Offering Document and ancillary documentation (including set of comments and formal responses and requests from Consob), in advance of the relevant filing with Consob or publication, as well as of any other contract, release, or document to be executed and/or issued by the Bidder in the context of the Tender Offer, and shall reasonably take into account any comments that Energica and/or the Founders may have in such regard upon their consistency to applicable law and Consob’s instructions. The Bidder also undertakes to keep the Founders updated in relation to the developments of the Tender Offer process, also during the Offer Period and with respect to the amount of tenders of the investors and the results of the Tender Offer.
Terms and conditions of the Tender Offer
5.6The Parties acknowledge and agree that the Tender Offer shall be launched at – and shall be subject to – the following terms and conditions as set out in the 102 Notice:
(a)it shall be a voluntary offer on all the Shares traded on AIM Italia including and on no. 2,529,731 of Shares held by CRP Meccanica and no. 2,091,940 shares held by CRP Technology; and on all Energica Warrants 2016-2021 (to the extent the same are not expired) at a price: (i) per each Tender Share equal to Offer Price; and (ii) per Energica Warrants 2016-2021 equal to euro 0,10;

(b)the Offer Price will be paid on the Payment Date by the Bidder for each Tender Share tendered to the Tender Offer;
(c)acceptances of the Tender Offer by shareholders of Energica of a minimum aggregate number of Tender Shares such as to allow the Bidder in concert with the Founders, to hold at the end of the Offer Period at least 90% of the overall Energica voting rights (“Minimum Acceptance Level Condition”);
(d)between the date of this agreement and the Payment Date, the corporate bodies of Energica do not carry out or undertake to carry out (including through conditional agreements and/or partnerships with third parties) any acts or transactions that might cause a significant deterioration, even prospectively, in the capital, company assets, business (inclusive of the Relevant Business), operating results and financial position of the Issuer as represented in the annual report of Energica at 31 December 2020 and/or the activity of Energica (“Material Acts Condition”);
(e)between the date of this agreement and the Payment Date, Energica and the Founders respectively not resolve or cause to resolve and otherwise not execute (or undertake to execute) acts or transactions that might conflict with the pursue of the objectives of the Offer, even if they have been authorized by the ordinary or extraordinary shareholders’ meetings of Energica (“Defensive Measures Condition”);
(f)between the date of this agreement and the Payment Date, (i) no extraordinary circumstances or events have occurred at the domestic and/or international level, involving or that may involve material adverse changes in the political, financial, economic, currency, regulatory (including accounting and supervisory regulations) or market situation having prejudicial effects on the Offer and/or the capital, financial position, operating results or profits of Energica, as represented in the annual reports of Energica, at 31 December 2020; and (ii) no facts or situations have occurred involving Energica unknown to the market at the date of this agreement and having a prejudicial effect on the activity of Energica and/or its capital, financial position, operating results or profits as represented in the annual report of Energica at 31 December 2020 (“MAC Condition”);
provided that the Bidder will be entitled, at its sole discretion, to waive the Minimum Acceptance Level Condition, the Material Acts Condition, the Defensive Measures Condition and the MAC Condition.
5.7The Bidder undertakes to carry out the Tender Offer on the basis of the key terms and conditions set out in the 102 Notice and, more in general, in consultation and agreement (which cannot be unreasonably withheld), on any material term and action, with the Founders.
5.8The Parties acknowledge and agree that the Offer Price, the duration of the Offer Period, the waiver of the Conditions, any public announcement in connection with the Tender Offer, any declaration or resolution concerning the delisting of the Company, and any other material term relating to the Tender Offer, as set out in the 102 Notice, or otherwise subsequently included in the Offering Document and the ancillary documentation, may be amended by the Bidder only with the written consent of the Founders (which will not be unreasonably withheld). It is understood that any possible transactions aimed at the Delisting of Energica following the completion of the Tender Offer or thereafter may be resolved upon and carried out only with the prior agreement of all the Parties, to the extent that it is not provided under this agreement.
Offering Document; Cash Confirmation Letter
5.9The Bidder undertakes to publish the Offering Document as soon as technically possible following the Consob approval pursuant to article 102, paragraph 4, TUF and to complete – or to cause the completion – all the activities/formalities required by the applicable Law, including the issuance by the Confirming Bank of the Cash Confirmation Letter, for starting the Offer Period. If required by the Bidders, the Founders shall cooperate in good faith to execute the activities needed for the publication of the Offering Document.
5.10Following the publication of the Offering Document, the Founders, each to the extent the same is concerned, shall undertake the activities set forth by the applicable law, there including:
(a)procure that, immediately after the publication of the Offering Document, the board of directors of Energica carries out the activities set forth by article 102, paragraph 5, TUF in connection with the transmission of the Offering Document to Energica employees’ representatives (or, absent the latter, Energica employees);
(b)drafting and collecting, within 1 (one) day before the starting of the Offer Period, the opinion provided for by article 39-bis of Consob Regulations by Energica’s independent directors’;
(c)procure that, within 1 (one) day before the starting of the Offer Period, Energica board of directors resolves upon the statement regarding the Tender Offer (together with the opinion of the independent directors) and publishes the relevant press release, pursuant to article 103 of the TUF and article 39 of Consob Energicas Regulations
Undertakings of the Parties during the Offer Period
5.11During the Offer Period:
(a)each Party undertakes, during the period between the date of this agreement and the expiry of the 12th month from the execution of the same (the “Lock-up Period”), not to: (i) engage, directly or indirectly, in any sale, transfer, disposal or other transaction which has as its object or effect, directly or indirectly, the assignment or transfer to third parties, for any reason and in any form (including, without limitations, the granting of option rights, the creation of Restrictions) of the Shares (or other financial instruments, which grant the right to purchase, subscribe for, convert into, or exchange for, Shares or other financial instruments that grant rights inherent in or similar to such shares or financial instruments); and (ii) not to approve and/or carry out transactions on derivative instruments, which have the same effects, even if only economic, as the transactions referred to above. For the sake of clarity, it is understood that the provisions of this letter (a) shall not apply: (i) with regard to the Bidder, for the activities carried out to pursue the Tender Offer; and (ii) with regard to the Founders, for the sale of Shares object of the Tender Offer as provided by lett. (d), Article 5.11;
(b)each Party undertakes not to make (or agree to make) directly or indirectly, also by means of its respective Affiliates, any purchase of Shares (or other financial instruments giving the right to purchase or subscribe for them) during the period between the date of this Agreement and the 6 (six) months following the completion of the Tender Offer for a price higher of the Offer Price;
(c)each Party undertakes, in relation to the Tender Offer, to strictly comply with the provisions set out in articles 41 and 42 of the CONSOB Issuers’ Regulations regulating transparency and proper conduct rules (including those related to the disclosure by the Bidder (i) of the number of subscriptions collected, at least weekly, and (ii) the sale and purchase of the financial products subject matter of the Tender Offer, daily);
(d)CRP Meccanica and CRP Technology undertake to tender only and no less than n. 2,529,731 of Shares held by CRP Meccanica and n. 2,091,940 shares held by CRP Technology to the Tender Offer, provided that Maison, Testoni and Vezzani undertake to not tender any of their Founders Shares in the Tender Offer;
(e)the Founders undertake to exercise their right as Energica shareholders so that - in the period between the date of this agreement and the last Payment Date, Energica and its business (including the Relevant Business) are managed in a correct and prudent way, in the ordinary course consistent with past practice, with a view to preserving its value and its goodwill and consistent with its previous operating and commercial general rules within the limits of ordinary management;
(f)in case of non-fulfilment of the Minimum Acceptance Level Condition, the Bidder undertakes to carry out the relevant procedure as set forth activities in connection with the re-opening of the Offer Period, to the extent practicable and reasonable under the applicable Law.

Activities upon termination of the Offer Period
5.12Subject to the fulfilment (or the waiver) of the Minimum Acceptance Level Condition, the Parties, to the extent each of them is concerned, shall carry out the following activities:
(a)by the first Payment Date:
(i)the Bidder shall communicate the Tender Offer results pursuant to the applicable article 41, paragraph 6, of Consob Issuers Regulations;
(b)on the first and each subsequent Payment Date, if any, the Bidder:
(i)shall pay the Offer Price to the Tender Shares tendered to the Tender Offer;
(ii)shall carry out and complete all the formalities relating to the completion of the Tender Offer, including the communications to the market required by the applicable Law;
(c)within 5 days from the occurrence of the Minimum Acceptance Level Condition, the Bidder undertake to carry out:
(i)the relevant procedure as set forth under article 13 of Energica’s by-laws and 108 and 111 of the TUF, as applicable based on the circumstances, and duly comply with all requirements and obligations set out therein for a sell-out and squeeze-out process and subsequent Delisting;
(ii)other actions or activities that may be necessary and/or useful for the purposes of the Delisting;
(d)by 5 (five) Business Days from the Delisting, the Founders shall:
(i)deliver to the Bidder the resignation letters signed by each Resigning Director;
(ii)cause the shareholders’ meetings of Energica to be validly held, to resolve upon: (i) the acknowledgment of the resignation of the Resigning Directors and the waiver of any actions against the Resigning Directors; (ii) the appointment for a three-year term of the new directors replacing the Resigning Directors as follows 3 (three) directors to be appointed by the Bidder and 2 (two) directors to be appointed by CRP Meccanica and CRP Technology as better detailed in the Shareholders Agreement; (iii) the adoption of the New By-Laws of Energica, provided that the Bidder, as well as the Founders, shall express their voting rights pertaining to the Shares accordingly;
(iii)waive and terminate – via a written notice sent to the Bidder – their right to convert the Founders Shares not tendered in the Tender Offer in Class A Shares as provided in the current by-laws of Energica;
(iv)cause the release to the Bidder by Livia Cevolini, in her quality of Target’s director, of a comfort letter about the truthfulness, completeness, accuracy, and correctness as of the date of execution of this agreement and on the Closing Date of the Founders Representations and Warranties (as below defined) (the “Comfort Letter”)
(e)by 15 (fifteen) Business Days from the Delisting, the Bidder shall:
(i)pay to the Founders an overall amount equal to euro 1,599,997,98 (“SOP Price”), in the proportion provided in Recital (G) so to allow the Founders to subscribe n. 874.156 Shares where the newly issued n. 874.156 Shares will be sold at the Offer Price less the SOP Price already paid by the Founders and delivered to the Bidder within 5 (five) Business Days from the payment of the SOP Price to Energica;

(f)by 5 (five) Business Days from the Delisting the Parties shall:
(i)enter into the Shareholders Agreement substantially in the form attached under Annex 5.12(f)(i);
(ii)cause and procure Energica to enter into the Directorship Agreement by and between Energica and Livia Cevolini and Andrea Vezzani;
(iii)cause and procure Energica to enter into the Employment Agreement by and between Energica and Gianpiero Testoni.
6.CONDITIONS PRECEDENT
6.1Pursuant to and for the purposes of article 1353 of the Italian Civil Code, the obligation of the Parties to execute this agreement and to perform the other actions required to be taken pursuant this Agreement is subject to the occurrence within October 30, 2021 (“Long Stop Date”) of the following conditions precedent (“Conditions Precedent”):
(a)the execution by the Bidder of a standard W&I Policy, at terms and conditions in line with market practice for transactions similar to the Transaction;
(b)the arrangement and approval by Energica board of directos of 2022-2024 Business Plan and Budget.
6.2The Conditions Precedent are unilateral conditions, provided in the sole and exclusive interest of the Bidder. Therefore, the Bidder shall be entitled to unilaterally waive the aforesaid Conditions Precedent within the Long Stop Date, in which event the Condition Precedent waived shall be considered as not provided.
It is understood that even if only one of the Conditions Precedent is not met or waived within the Long Stop Date, this Agreement shall automatically terminate and shall cease to be in effect between the Parties, which shall be released from all the obligations provided for herein, except for the possible rights or obligations arising out of the breach of provisions of this Agreement and without prejudice to the provisions of Title I and Title V.
Should one or more Conditions Precedent not be satisfied within the Long Stop Date, the Bidder shall be entitled to indicate, at its discretion, as time of occurrence a different date, which shall fall no later than 60 calendar days after the Long Stop Date.
The Parties shall use their best effort to cause the satisfaction of the above Conditions Precedent.
Obligation to provide information
6.3Until the Conditions Precedent are met, the Founders undertake to promptly inform the Bidder in writing of any fact, act or circumstance (either occurred after the date of execution of this agreement, or which became known to the Founders after the date of execution of this agreement, even if occurred before such date) that may make any one of the Founder’s Representations and Warranties incomplete, non-compliant with the truth, incorrect or inaccurate.
TITLE III
– COLLATERAL WARRANTY AGREEMENT –
7.REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS
CRP Meccanica and CRP Technology severally and jointly and the other Founders severally and not jointly among themselves (in express derogation of article 1294 of the Italian Civil Code) each in proportion to the percentage of interest held by each of them in the share capital of Energica on the date of execution of this agreement, represent and warrant to the Bidder that the statements contained in Annex 7 (the “Founders Representations and Warranties”) are true, complete, accurate, and correct as of the date of execution of this agreement and shall be true, complete, accurate and correct as of, and as made on the Closing Date on which they shall be intended as repeated by each of them.
In respect of the Founders Representations and Warranties, the Bidder acknowledges that:
(a)the Founders Representations and Warranties are in lieu of any other representations and warranties however provided under applicable law or otherwise and constitute all of the representations and warranties made by the Founders in connection with the transactions contemplated by this agreement, inclusive of Tender Shares and Delisting;
(b)(i) it has such knowledge and experience in financial and business matters that it is capable of evaluating Energica, the Tender Shares, the Relevant Business and the merits and risks of an investment therein; (ii) it has completed its own independent investigation, analysis and evaluation of Energica and the Relevant Business; (iii) it has made all such reviews and inspections of Energica, and the Relevant Business (including the results of operations and condition (financial or otherwise) of the assets) as it has deemed necessary or appropriate; and (iv) in making its decision to enter into this agreement and to consummate the transactions contemplated hereby it has relied on its own independent investigation, analysis and evaluation of Energica and the Relevant Business;
(c)when entering into this agreement it did not rely on any warranty or statement made by, or on behalf of, the Founders or Energica, as the case may be, other than the Founders Representations and Warranties and the Comfort Letter;
(d)except as provided under the Founders Representations and Warranties and the Comfort Letter, no other statement, promise or forecast made by, or on behalf of, the Founders or Energica, as the case may be, may form the basis of any Indemnity Claim by the Bidder in connection with this agreement or any document connected therewith. In particular, the Founders do not make any representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or opinion provided to the Bidders, its Affiliates or to its or their advisors on or before the date of this agreement;
(e)except in case of and as against any individual or entity who has acted fraudulently, the Bidder agrees and undertakes with the Founders and Energica that neither it nor any of its Affiliates has any rights against, and waives and shall not make any claim against, any employee, director, officer, or agent of Energica on whom the Bidder may have relied before agreeing to any term of this agreement or any other document related to the transaction contemplated herein.
8.INDEMNITY OBLIGATIONS OF THE FOUNDERS
8.1Without prejudice to Paragraph 13, CRP Meccanica and CRP Technology severally and jointly and the other Founders severally and not jointly among themselves (in express derogation of article 1294 of the Italian Civil Code) each in proportion to the percentage of interest held by each of them in the share capital of Energica on the date of execution of this agreement, shall keep the Bidder or Energica harmless and indemnified from any and all Indemnifiable Liabilities incurred by any breach of any representation or warranty made by the Founders in Annex 7 as well as any breach of any covenant or agreement made by the Founders in this agreement, by corresponding to the Bidder or Energica, as the case may be, an amount equal to the 100% of any such Indemnifiable Liabilities directly incurred by the Bidder or Energica respectively.
8.2Without prejudice to Paragraph 13 following the Closing Date, the right to indemnification provided for by this Paragraph 8 shall be the only possible remedy available to the Bidder for being indemnified by any Indemnifiable Liabilities (and shall be in lieu of any other right, action, defence, claim or remedy of the Bidder, provided by law or otherwise). For the sake of clarity, Parties acknowledge and agree that (i) this Paragraph 8.2 shall be only applicable with reference to the Indemnifiable Liabilities and (ii) in case of untruthfulness or inaccuracy or incompleteness of any Founders Representations and Warranties, the Bidder shall have the right to rescind or terminate this agreement or to refuse to effect the Closing or to perform its obligations set forth in this agreement, prior to date of the publishing of the 102 Notice, including the right to trigger the remedy set forth under Article 1453 et seq. of the Italian Civil Code.

9.LIMITATIONS TO THE INDEMNITY OBLIGATIONS OF THE FOUNDERS
The following is agreed in respect of the indemnity obligations of the Founders under Article 8 above.
No duplications
9.1Should the same event or circumstance represent a breach of more Representations and Warranties, said event or circumstance shall be indemnified with no duplications in compliance with the indemnity principle
Matters disclosed
9.2The Founders shall not be liable for any Indemnity Claim for breach of the Representations and Warranties if and to the extent that the fact, matter, event or circumstance giving rise to such Indemnity Claim is disclosed by this agreement. For the sake of clarity and for the purposes of this agreement “disclosed” means “fairly disclosed in such a manner that allows a reasonably diligent purchaser to, on the face of relevant documents, make an informed assessment of the nature and scope of the matter disclosed”.
Duration of the indemnity obligation undertaken by the Founders
9.3It remains agreed and understood that:
(a)the indemnity obligation under Article 8 shall remain incumbent on the Founders until the expiry of the following final terms:
(i)with regard to Indemnifiable Liabilities that would have not occurred if the Fundamental Representations and Warranties had been true and correct, until the 15th Business Day after the expiry of the applicable statute of limitations;
(ii)with reference to Indemnifiable Liabilities that would have not occurred if the Business Representations and Warranties had been true and correct and complete until the expiry of the 18th month from the Closing Date.
(b)the indemnity obligation under Article 8 shall remain valid also after the expiry of the final terms under point (a) of this Paragraph 9.3, provided that the Bidder has made the Indemnity Claim under Paragraph 10.1 below before the expiry of the aforesaid final terms.
Limitations to the amount payable by way of indemnity
9.4The liability of the Founders towards the Bidder pursuant to Article 8 will be subject to the following limitations:
(a)Euro 25,000 with reference to the Indemnifiable Liabilities suffered or incurred by Energica and which Energica would not have suffered or incurred if the Business Representations and Warranies, had been true, correct, exact and accurate (the “Bidder Business Representations Cap”); and
(b)Euro 5,000,000 with reference to the Indemnifiable Liabilities suffered or incurred by the Bidder or Energica and which the Bidder or Energica would not have suffered or incurred if the Fundamental Representations, had been true, correct, complete and accurate (the “Bidder Fundamental Representations Cap”);
(c)provided that:
(i)the Bidder will not be entitled to be kept harmless and indemnified from any Indemnifiable Liabilities that would have not occurred if the Business Representations and Warranies or the Fundamental Representations and Warranties had been true and correct whose value, considered separately, is lower than euro 25,000 (“De Minimis”). In such respect, it is anyway understood that Indemnifiable Liabilities resulting from the same event or from connected events or from evens having the same nature, should be added together and considered jointly as a single Indemnifiable Liability for the purposes of the achievement of the De Minimis;

(ii)the Bidder shall not be entitled to be kept harmless or indemnified by the Founders pursuant to Article 8, until the whole of the Indemnifiable Liabilities that would have not occurred if the Business Representations and Warranties or Fundamental Representations and Warranties had been true, complete, accurate and correct having a value higher than the De Minimis has reached the aggregate value of euro 500,000 (the “Deductible”). In such respect it is understood that if the Deductible is exceeded the Founders shall be obliged to hold the Bidder harmless and indemnified for the whole amount;
(d)if the Delisting will not occur within the Closing Date, the Representations and Warranties other than the Insured Representations and Warranties and the Fundamental Representations will expire on the date on which the Bidder has announced to the market that the Minimum Acceptance Level Condition has not been fulfilled or the Minimum Acceptance Level Condition, the Material Acts Condition, the Defensive Measures Condition or the MAC Condition have been waived.
Recovery after payment by the Founders
9.5If the Founders have made a payment to the Bidder or Energica in relation to any Indemnity Claim and the Bidder or Energica is entitled to recover (whether by insurance, payment, discount, credit, deduction, relief or otherwise) from a third party a sum which indemnifies or compensates the Bidder (in whole or in part) in respect of the Liability which is the subject of an Indemnity Claim, the Bidder shall: (i) promptly notify the Founders of the fact and provide such information as the Founders may reasonably require; (ii) take all reasonable steps or proceedings as the Founders may require to enforce such right; and (iii) pay to the Founders as soon as practicable after receipt an amount equal to the amount recovered from the third party (net of Tax and less any reasonable costs of recovery).
Bidder’s duty to mitigate; no Indemnity Claims from acts or omissions of the Bidder
9.6The Founders shall not be liable for any Indemnity Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out: (a) after Closing, by the Bidder (or its directors, employees or agents or successors in title or any of its Affiliates); or (b) before Closing, by any of the Founders or Energica acting in accordance with this agreement or at the direction or written request or with the written approval of the Bidder.
No liability for changes in the legislation or in rates of Tax
9.7The Founders shall not be liable for any Indemnity Claim if and to the extent it is attributable to, or the amount of such Indemnity Claim is increased as a result of, any changes in accounting or Tax policy, basis or practice of the Bidder or Energica introduced or having effect after the date of this agreement. It being further understood that, in the event and to the extent that any amount to be indemnified under this agreement is deductible by the Company or the Bidder, as the case may be, for income tax purposes in any given fiscal year, then, in such event and to such extent, the amount of Indemnity Claim payable by the Founders will be reduced by an amount equal to the tax benefit obtained or obtainable (whether in the current or in any subsequent fiscal year) by the Company or the Bidder by virtue of such deduction
Consequential and indirect losses; contingent liabilities
9.8For the avoidance of doubt, the Bidder shall not be entitled to claim for any punitive, special, indirect or consequential loss or loss of profit or for any loss of goodwill or possible business after Closing, whether actual or prospective.
9.9It further being understood that if any Indemnity Claim is based upon a Liability which is contingent only, the Founders shall not be liable unless and until such contingent liability gives rise to an obligation to make a payment.
Absence of limitations
9.10None of the limits contained in this Article 9, or elsewhere in this agreement, shall apply to the indemnification obligations incumbent on the Founders in case of fraud (frode) or wilful misconduct (dolo).

10.INDEMNIFICATION PROCEDURE
10.1Should Indemnifiable Liabilities arise, the Parties will observe the following provisions, provided that the provisions of this Paragraph 10.1 will apply only to the extent they do not conflict with the terms of the W&I Policy, whose indemnification procedure will prevail in any case of conflict:
(a)within and not later than 20 Business Days after the Bidder becoming actually aware of any such event, under penalty of forfeiture, the Bidder shall give notice thereof to the Founders according to Article 15 below. Such notice (the “Indemnity Claim”) shall contain an indication of (1) the nature of the claim and the facts grounding the same, (2) to the extent it is already known or available, the amount requested as a result of such facts, (3) the method of computation thereof, and (4) the relevant Representations and Warranties enforced, it being understood that in the event that the same circumstance constitutes a breach of different Representations and Warranties, such circumstance will only be deemed as a breach of the Representation and Warranty that is more relevant to it;
(b)the Founders, under penalty of forfeiture, may object in writing the Bidder’s Indemnity Claim within 25 Business Days from receipt of the same, by sending the Bidder a specific notice pursuant to Article 15, specifying and detailing the reasons of their objection;
(c)in absence of objection within the aforesaid term, the Indemnity Claim will be considered as finally accepted by the Founders. In such case, the Founders shall be obliged to pay the Bidder the amount under the Indemnity Claim by and no later than 20 Business Days from the expiry of the term provided for the transmission of the objection, by means of payment on the bank current account that the Bidder shall indicate;
(d)in case of timely objection within the aforesaid term, the Parties shall attempt to reach an amicable settlement within 45 Business Days following the expiry of the term provided for the transmission of the objection;
(e)should an agreement not be reached, the Indemnity Claim shall be addressed, by the most diligent party, pursuant to Article 23 below;
(f)the Founders shall indemnify the Bidder against the Indemnifiable Liabilities within 45 Business Days from the positive conclusion of the compulsory settlement attempt, or from the enforceable judgement, under Article 23 below;
(g)should an Indemnity Claim refer to Indemnifiable Liabilities originating from Orders, notifications, summons, and more in general from any action or claim brought by third parties or Authority against the Bidder or Energica (“Third Parties’ Claims”):
(i)the Bidder shall be entitled to require the Founders to take part in the defence in the possible litigation phase by appointing a defence lawyer who joins the defence lawyer appointed by the Bidder or Energica, giving notice thereof to the Bidder and Energica within 15 Business Days from receipt of the Indemnity Claim (or the subsequent date on which the Bidder gave notice of the starting of the judicial Proceeding), without prejudice to urgent protection measures. In case of disagreement within the defence panel appointed as above, the judgement of the defence lawyer appointed by the Bidder or Energica shall prevail. It is understood that in any event the Founders shall bear the costs, expenses and fees of the defence lawyer appointed by the same;
(ii)without prejudice to point (i) above, the Bidder shall properly and diligently defend, and shall cause Energica, to properly and diligently defend, any claim, suit, action or proceeding of the kind referred to under point (i) above and shall refrain, and shall cause Energica to refrain, from taking any action which could prejudice the defence of the Founders interest hereunder;
(iii)should Energica be proposed to settle the dispute, the same shall not enter into the settlement without the prior written consent of the Founders, under penalty of forfeiture of the right to indemnification in relation to the Third Parties’ Claim being settled, provided that, in any event, the Founders shall have to promptly announce their decision and that the consent to the settlement may not be withheld by the Founders without reasonable grounds;
(iv)without prejudice to the foregoing, should the Founders, but not the Bidder, be willing to enter into the settlement, Energica may refuse the settlement and start or continue the possible judicial or arbitral dispute at its own costs. However, in this case, the amount due, if any, by the Founders as indemnity shall be limited to the amount of the settlement proposal.
11.REPRESENTATIONS AND WARRANTIES OF THE BIDDER
11.1The Bidder represent and warrant to Energica and the Founders that the statements contained in Paragraphs 11.2 to 11.10 (the “Bidder Representations and Warranties”) are true and correct as of the date of execution of this agreement and shall be true and correct as of, and as made on the Closing Date.
11.2Due incorporation. The Bidder is a corporation duly incorporated, validly existing and in good standing under the Laws of Nevada.
11.3Authority; Due Authorization. The Bidder has the requisite power and authority to execute and deliver, and has taken all action necessary for the execution and delivery of, this agreement, and for the consummation of the transactions contemplated herein. Any consent of any third party required for the consummation of the transactions contemplated hereby has been obtained.
11.4Binding Nature. This agreement, when executed and delivered by the Bidder, shall constitute the Bidder's valid and binding obligations, in each case, enforceable in accordance with its terms.
11.5No Conflicts or Defaults. The execution and delivery of this agreement by the Bidder, and the consummation of the transactions contemplated hereby, do not and will not (a) contravene the certificate of incorporation (or other formation document) or by-laws (or other governance document) of the Bidder, or (b) with or without the giving of notice or the passage of time, violate or conflict with, or result in a breach of, or a default or loss of rights under, any material agreement, lease, mortgage, instrument, permit or license to which the Bidder is a party, or to which the Bidder is subject, or any judgment, order, decree, Law, rule or regulation to which the Bidder is subject.
11.6Authorizations. Any authorization and/or approval required by laws applicable to the Bidder in connection with the execution, delivery and performance of this agreement has been obtained.
11.7Corporate Approval. The entering into and the consummation of the transactions contemplated in this agreement have been and will have been duly resolved upon by the competent corporate bodies of the Bidder.
11.8Regulatory Approvals. Before the execution of this agreement, on the basis of the necessary data and information provided by the Founders and Energica to the Bidder, the Bidder has conducted in an autonomous and independent manner, with the support of its own advisors and consultants, an assessment as to whether the completion of the transaction contemplated by this agreement is subject or not to the previous obtainment of any clearance, approval, authorization and/or consent pursuant to any antitrust and golden power Laws.
11.9Brokers and Finders. No agent, broker, investment banker, financial advisor or other person or entity retained by the Bidder is or shall be entitled to any broker's or finder's fee or other commission or similar fee from the Founders or Energica in connection with the transactions contemplated by this agreement.
11.10Availability of Funds. The Bidder has sufficient funds to consummate the transactions contemplated by this agreement.
12.INDEMNITY OBLIGATIONS OF THE BIDDER
The Bidder shall keep Energica and the Founders harmless and indemnified from any and all Liabilities incurred by the same that would have not arisen if the Bidder Representations and Warranties had been true and correct. Limitations to the amount payable by the Bidder by way of indemnity provided by Article 10.4 shall be mutatis mutandis applicable provided, however, that in no event shall Bidder’s liabilities under this provision be in excess of euro 4,000,000. The indemnification procedure under Article 10 above shall apply mutatis mutandis.
13.W&I POLICY
13.1The Parties hereby agree that, in the context of the negotiations of this agreement and the relevant balance of their respective rights and obligations, the Business Representations and Warranties are given, and the indemnity obligations under Paragraph 7 are undertaken, by the Founders, exclusively and for the sole purpose of allowing the Bidder to enter into the W&I Policy and that it is under Bidder’s responsibility the issuance of such W&I Policy in order to be indemnified from a primary insurance company (“Insurer”) in connection with the untruthfulness, incompleteness or inaccurateness of the Business Representations and Warranties, without prejudice only to Bidder Business Representations Cap and the Bidder Fundamental Representations Cap.
13.2The W&I Policy, in particular, envisages and shall envisage and the Bidder undertakes that:
(a)the Bidder, as indemnified party and beneficiary of the W&I Policy, once the Bidder Business Representations Cap has been reached, shall submit any claim for the indemnification under the W&I Policy exclusively and directly to the Insurer, in accordance with the provisions of the W&I Policy, with no involvement of the Founders, expressly waiving any right to bring any action or claim against the same. Founders shall owe a duty of cooperation to the Bidders should the Bidders require it in order to be indemnified under the W&I Policy;
(b)it is excluded any right of recourse, substitution, subrogation, recovery, payback, “regresso”, “surrogazione” or similar right, action or claim against the Founders, save if the relevant Business Representation and Warranty has been given by the Founders with fraud (“frode”), wilful misconduct (“dolo”) or gross negligence (“colpa grave”), provided that this shall not cause any duplication of indemnification;
(c)without prejudice for letter b) above, once the Bidder Business Representations Cap has been reached, any and all liabilities arising out of the untruthfulness, incompleteness or inaccurateness of the Business Representations and Warranties (without prejudice to the Fundamental Representations and Warranties) shall cease to be enforceable against the Founders and the Founders shall be released from any and all liability deriving therefrom;
(d)as an exception to the provisions of this Article 13, and without prejudice to the Founders’ indemnity obligations in relation to Indemnifiable Liabilities arising out of the untruthfulness, incompleteness or inaccurateness of the Fundamental Representations, it is agreed and understood that the W&I Policy does not cover the Liabilities arising out of the untruthfulness, incompleteness or inaccurateness of the Fundamental Representations, which shall remain subject to indemnification by the Founders pursuant to this agreement.
TITLE IV
– FINAL PROVISIONS –
14.TERM
14.1This agreement shall be deemed automatically terminated and without effect ex nunc (i.e., prospectively only) on the prior date on which the Bidder has announced to the market that the Minimum Acceptance Level Condition has not been fulfilled.
15.NOTICES
15.1All notices between the Parties to be given under or howsoever relating to this agreement shall be given in writing and transmitted (i) by hand delivery, or (ii) registered letter with return receipt, or (iii) certified electronic mail, or (iv) telefax or electronic mail confirmed by registered letter with return receipt, to the addresses listed in Annex 15.1 (or to any other address that may be subsequently notified by the Parties in accordance with this Article 21.

The notices given pursuant to Paragraph 15.1 shall be deemed duly served:
(a)if delivered by hand or sent by registered letter or certified email, on the date of delivery, as shown in the relevant receipt;
(b)if sent in advance via facsimile or non-certified email, when received in a readable format by the recipient but subject to confirmation of the receipt of the register letter, it being understood that any notice received on a day other than a Business Day or after 6 pm of a Business Day shall be deemed served on the following Business Day.
16.ENTIRE AGREEMENT
16.1The understandings contained in this agreement represent the full and complete expression of the Parties’ intention in connection with the transaction regulated hereunder and, as such, supersede and novate any other previous agreement of whatever form and kind, between them, with the exception of articles 5, 7 and 8 of the agreement entered into by and between Energica and the Bidder on 4 March 2021.
17.COSTS
17.1Each Party shall bear any and all expenses and costs incurred or to be incurred in relation to the negotiation and execution of this agreement, including, without limitation, any costs payable for legal and professional assistance as well any further costs that may be required to implement the understandings contained herein up to the Closing Date, provided all expenses and costs strictly related to the execution of the Offer and the Delisting (including without limitation the obligation of payment of the Offer Price as well as the obligation of payment of any documented costs and/or expenses required for the completion of the Offer process), will be borne exclusively by the Bidder; provided, however, that Bidder shall not be obligated to pay more than $600,000 in expenses related to execution of the agreement and excluded any payment to broker or financial advisor and that the Bidder shall keep the Founders fully indemnified and harmless from and against any damages, costs, expenses and/or sanction related to the Offer.
17.2Any registration tax due in connection with the registration of this agreement (if any) shall be borne by the Party who shall have caused such registration.
18.CONFIDENTIALITY
18.1The Parties undertake to keep strictly private and confidential any information concerning their commitments relating to this agreement, the transaction regulated hereunder and any other agreement or deed implementing and or relating to this agreement. The disclosure of any information to third parties shall be allowed only insofar as it is necessary to perform this agreement, or fulfil any obligation of the Law or any Order or any request by Consob.
19.AMENDMENTS
19.1Pursuant to and for the purposes of Article 1352 of the Italian Civil Code, any amendment or addition to this agreement shall be valid and effective only if contained in a specific amendment deed entered into in writing by the Parties.
20.ASSIGNMENT
20.1Unless otherwise agreed under specific provisions of this agreement, no Party shall be entitled to wholly or partly assign this agreement or any of the rights or obligations arising therefrom without the other Party’s prior written consent, except for the demerger of CRP Meccanica Shares to EMCH S.r.l. provided that EMCH S.r.l. on the effective date of the demerger will be entitled to all the rights and assume all the obligations provided in this agreement.

21.TOLERANCE
21.1Any tolerance by a Party of any conduct of the other Party that may amount to a breach of the provisions of this agreement shall not be regarded as a waiver of the rights arising from the provisions breached or of the right to claim for due performance of all terms and conditions of this agreement.
22.APPLICABLE LAW
22.1This agreement shall be governed and construed according to the laws of the Republic of Italy.
23.EXCLUSIVE JURISDICTION
23.1Without prejudice to the above, any legal proceedings howsoever connected with this agreement shall be subject to the exclusive jurisdiction of the Courts of Milan.
* * *   * * *   * * *
For acceptance.
Yours sincerely,

Energica Motor Company S.p.A.	CRP Meccanica S.r.l.

Livia Cevolini Chief Executive Officer	Franco Cevolini Chief Executive Officer
Maison ER & Cie S.a.	CRP Technology S.r.l.

Jean-Hugues Doubet Chairman	Franco Cevolini Chief Executive Officer

Andrea Vezzani	Giampiero Testoni